Form C

Cover Page

Name of issuer:

VirZOOM, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 2/2/2015

Physical address of issuer:

Cambridge
Massachusetts MA 02138

Website of issuer:

http://www.virzoom.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Amount of compensation to be paid to the intermediary, whether as a dollar amount or a percentage of the offering amount, or a good faith estimate if the exact amount is not available at the time of the filing, for conducting the offering, including the amount of referral and any other fees associated with the offering:

5.0% of the offering amount upon a successful fundraise, and be entitled to reimbursement for out-of-pocket third party expenses it pays or incurs on behalf of the Issuer in connection with the offering.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest:

Securities equal to 2.0% of the securities sold will be issued to the intermediary upon a successful fundraise.

Type of security offered:

☐ Common Stock
☐ Preferred Stock
☐ Debt
☑ Other

If Other, describe the security offered:

Simple Agreement for Future Equity (SAFE)

Target number of securities to be offered:

250,000

Price:

$1.00000

Method for determining price:

Pro-rated portion of the total principal value of $250,000; interests will be sold in increments of $1; each investment is convertible into one share of preferred stock of the Company, as more particularly described under Item 13.

Target offering amount:

$250,000.00

Oversubscriptions accepted:

☑ Yes
☐ No

If yes, disclose how oversubscriptions will be allocated:

☐ Pro-rata basis
☐ First-come, first-served basis
☑ Other

If other, describe how oversubscriptions will be allocated:

As determined by the issuer

Maximum offering amount (if different from target offering amount):

$600,000.00

Deadline to reach the target offering amount:

3/19/2019

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

Current number of employees:

8

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$563,589.00	$392,847.00
Cash & Cash Equivalents:	$283,540.00	$239,141.00
Accounts Receivable:	$46,673.00	$33,974.00
Short-term Debt:	$7,294,707.00	$5,060,773.00
Long-term Debt:	$0.00	$0.00
Revenues/Sales:	$442,981.00	$323,724.00
Cost of Goods Sold:	$266,246.00	$288,745.00
Taxes Paid:	$0.00	$0.00
Net Income:	($3,183,089.00)	($2,965,863.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

VirZOOM, Inc.

COMPANY ELIGIBILITY

2. ☑ Check this box to certify that all of the following statements are true for the issuer.

- Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.
- Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- Not an investment company registered or required to be registered under the Investment Company Act of 1940.
- Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.
- Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).
- Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Sonny Tahiliani	Head of Capital Investment, North America (Venture Capital, Real Assets)	British Consulate General - Department for International Trade	2015
Eric Malafeew	Co-Founder & CTO	VirZOOM, Inc.	2015
Eric Janszen	Co-Founder & CEO	VirZOOM, Inc.	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Sonny Tahiliani	Secretary	2015
Eric Malafeew	CTO	2015
Eric Janszen	President	2015
Eric Janszen	CEO	2015
Eric Janszen	Chairman	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Eric Malafeew	2949000.0 Common Stock	39.8
Eric Janszen	3070200.0 Common Stock	41.4

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

VirZOOM is highly dependent on the success and commercialization of Virtual Reality (VR).

VirZoom is creating a new category of gaming in vSports. While we believe we have proven the attractiveness of our gaming software and hardware, our growth does rely on the consumer acceptance of VR as a whole.

Our future success depends on the efforts of a small management team. The loss of services of the members of the management team may have an adverse effect on the company. There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.

Our ability to assemble and ship VZfit systems depends on the availability of Intel's Next Unit Computing (NUC) Hades Canyon small form factor PC, a single model of PC made by a single vendor, Intel. Should this model no longer be offered in the future a substantially different VZfit product may need to be developed that may not meet customer requirements as well and therefor may not sell as well as VZfit

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

VirZOOM's current liquidity is limited and we expect additional financing will be required in order to continue to fund the Company.

VirZOOM is not currently operationally break-even. The Company is funding its operations, R&D and manufacturing production principally from the proceeds of previous financings, including the sale and issuance of Convertible Notes and the sale of issuance of our common stock pursuant to Regulation CF. As with any company that is not able to fund operations through sales, there is a risk that VirZOOM is not able to secure additional or sufficient financing prior to becoming operationally break-even and would run out of cash.

If we fail to accurately forecast seasonal demand for VZfit systems, our results of operations for the entire fiscal year may be materially adversely affected.

Historically, a high percentage of our consumer gaming product annual sales have been attributable to the winter holiday selling season and fitness equipment sales seasonality. As we execute our plan to develop our B-to-B sales into vertical markets via direct, OEM, and VAR sales channels we will discover as yet unknown seasonality and sales cycle forecasting challenges. Further compounding the difficulty of this forecasting in new markets with new sales channel is the potential for sudden changes in channel partner executive management that may adversely affect the viability of the partnership, leading to a sudden decrease in sales and revenue.

Sonny Tahiliani does not devote his full time efforts to the business. Accordingly, it is likely that the Company will not make the same progress as it otherwise would if Sonny Tahiliani deveoted his full time efforts to the business and affiars of the Company.

The Offering

USE OF FUNDS

9. What is the purpose of this offering?

The Company intends to use the net proceeds of this offering for working capital and general corporate purposes, which includes the specific items listed in Item 10 below. While the Company expects to use the net proceeds from the Offering in the manner described above, it cannot specify with certainty the particular uses of the net proceeds that it will receive from from this Offering. Accordingly, the Company will have broad discretion in using these proceeds.

10. How does the issuer intend to use the proceeds of this offering?

If we raise: **$250,000**

Use of Proceeds: 95% Operational and working capital:

- Develop VZfit vertical market reference accounts and execute on global distribution partnerships
- Ship vSports Challenges VZfit product release
- Finance production to fulfill VZfit orders
- Continue to raise 2017 Note funds
- Execute on qualified financing engagement with Shiboomi Capital

5% Wefunder Intermediary fee

If we raise: **$600,000**

Use of Proceeds: 95% Operational and working capital, in addition to Minimum Fund Raise Use of Funds:

- Execute on Q4 Vertical market pilot program

- Close one or more additional distribution agreements in progress

5% Wefunder Intermediary fee

DELIVERY & CANCELLATIONS

11. How will the issuer complete the transaction and deliver securities to the investors?

If we reach our target offering amount prior to the deadline, we may conduct an initial closing of the offering early if we provide notice about the new offering deadline at least five business days prior to the new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment). Wefunder will notify investors if we conduct an initial closing. Thereafter, we may conduct additional closings from time to time at our and Wefunder's discretion until the deadline date.

The following describes the process to invest in the Company, including how the Company will complete an Investor's transaction and deliver securities to the investor.

1. Investor Commitment. The Investor will submit, through Wefunder Portal, a requested investment amount. When doing so, the Investor will also execute an investment contract with the Company ("Investment Agreement"), using the Investor's electronic signature.
2. Acceptance of the Investment. If the Investor Agreement is complete, the Investor's commitment will typically be recorded within a few minutes. The commitment will also be available on the Investor's "My Investments" screen on the wefunder.com website. After the offering closes, the contract will be counter-signed by the Company. The executed investment contract will then be sent to the investor via email, and is also available to download on the "My Investments" screen.
3. Investor Transfer of Funds. Upon receiving confirmation that an investment has been accepted, the Investor will be responsible for transferring funds from a source that is accepted by Wefunder Portal into an escrow account held with a third party bank on behalf of issuers offering securities through Wefunder Portal.
4. Progress of the Offering. The Investor will receive periodic email updates on the progress of the offering, including total amounts raised at any given time, and will be notified by email and through the "My Investments" screen when the target offering amount is met.
5. Closing: Original Deadline. Unless we meet the target offering amount early, Investor funds will be transferred from the escrow account to the Company on the deadline date identified in the Cover Page to this Form C and the Company's Wefunder Portal Profile.
6. Early Closings. If the target offering amount is met prior to the original deadline date, we may close the offering earlier, but no less than 21 days after the date on which information about the Company, including this Form C, is posted on our Wefunder Portal Profile. We will reschedule the offering deadline, and at least five days prior to the new deadline, investors will receive notice of it by email and through the "My Investments" screen. At the time of the new deadline, your funds will be transferred to the Company from the escrow account, provided that the target offering amount is still met after any cancellations.
7. Book Entry. Investments may be in book entry form. This means that the Investor may not receive a certificate representing his or her investment. Each investment will be recorded in our books and records and will be recorded in each Investors' "My Investments" screen. The Investor will also be emailed the Investment Agreement again. The Investment Agreement will also be available on the "My Investments" screen. At the option of the Company, you may receive an electronic certificate.

12. How can an investor cancel an investment commitment?

NOTE: Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

The intermediary will notify investors when the target offering amount has been met. If the issuer reaches the target offering amount prior to the deadline identified in the offering materials, it may close the offering early if it provides notice about the new offering deadline at least five business days prior to such new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment).

If an investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor's investment commitment will be cancelled and the committed funds will be returned.

An Investor's right to cancel. An Investor may cancel his or her investment commitment at any time until 48 hours prior to the offering deadline.

If there is a material change to the terms of the offering or the information provided to the Investor about the offering and/or the Company, the Investor will be provided notice of the change and must re-confirm his or her investment commitment within five business days of receipt of the notice. If the Investor does not reconfirm, he or she will receive notifications disclosing that the commitment was cancelled, the reason for the cancellation, and the refund amount that the investor is required to receive. If a material change occurs within five business days of the maximum number of days the offering is to remain open, the offering will be extended to allow for a period of five business days for the investor to reconfirm.

If the Investor cancels his or her investment commitment during the period when cancellation is permissible, or does not reconfirm a commitment in the case of a material change to the investment, or the offering does not close, all of the Investor's funds will be returned within five business days.

Within five business days of cancellation of an offering by the Company, the Company will give each investor notification of the cancellation, disclose the reason for the cancellation, identify the refund amount the Investor will receive, and refund the Investor's funds.

The Company's right to cancel. The Investment Agreement you will execute with us provides the Company the right to cancel for any reason before the offering deadline.

If the sum of the investment commitments from all investors does not equal or exceed the target offering amount at the time of the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

In addition, we may cap at 450 the total number of investors who will be allowed to invest through the offering that are not "accredited investors," as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. In the event that more than 450 non-accredited investors are initially accepted into an offering in step (2) described in Question 11, the Company may cancel investments based on the order in which payments by Investors were received, or other criteria at the discretion of the Company, before the offering deadline.

Ownership and Capital Structure

THE OFFERING

13. Describe the terms of the securities being offered.

To view a copy of the SAFE you will purchase, please see
Appendix B, Investor Contracts.

The SAFEs. We are offering securities in the form of a Simple Agreement for Future Equity ("SAFE"), which provides Investors the right to **preferred stock** in the Company ("**Preferred Stock**"), when and if the Company sponsors an equity offering that involves **Preferred Stock**, on the standard terms offered to other Investors.

Conversion to Preferred Equity. Based on our SAFEs, when we engage in an offering of equity interests involving **Preferred Stock**, **Investors will receive a number of shares of Preferred Stock** calculated using the method that results in the greater number of **Preferred Stock**:

- (i) the total value of the Investor's investment, divided by (a) the price of **Preferred Stock** issued to new Investors multiplied by (b) the discount rate (80%) , or
- (ii) if the valuation for the company is more than **$8 million** (the "Valuation Cap"), the amount invested by the Investor divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time.

Additional Terms of the Valuation Cap.
For purposes of option (ii) above, the Company's capitalization will be measured as all **shares of stock** outstanding at the time, not including any SAFEs or convertible notes, plus any **common stock** reserved and available for future grant under any equity incentive or similar plan of the Company or to be created or increased in connection with our equity offering at that time.

Investors who receive shares subject to the Valuation Cap will receive a per share liquidation preference and conversion price designed to provide protection against the price of the **Preferred Stock** being diluted to a value below the price per share at the time they receive **Preferred Stock**. This dilution would mainly occur due to the issuance of additional stock by the Company.

Investors who receive **Preferred Stock** subject to the Valuation Cap will also receive dividend rights.

Voting Rights. Investors will have no voting rights. Instead, the Company's CEO will be provided a proxy to vote on the Investor's behalf.

Private Sales for Major Investors. **Investors who invest at least $50,000 and are"accredited investors" will receive the right to purchase a pro-rata share of privately placed securities occurring after an equity offering covered by the SAFEs.**

Execution. Investors who invest less than **$50,000** will typically not execute transaction documents in order to receive Preferred Stock at the time of an applicable equity offering. Instead, a "Designated Lead Investor" will execute the documents for them, provided that the documents are consistent with the **Preferred Stock** received by new investors in the Company, modified, if applicable, based on the terms of the SAFE.

Liquidity Events.
If the Company has an initial public offering or is acquired by, merged with, or otherwise taken over by another company or new owners prior to Investors in the SAFEs receiving **Preferred Stock**, Investors will receive

- shares of **common stock** equal to the amount invested by the Investor in the SAFEs divided by the quotient of (a) the Valuation Cap divided by (b) the number of outstanding shares of the Company's **common stock and Preferred Stock**, but excluding any shares of **common stock** reserved and available for future grant under any equity incentive or grant, SAFEs, and/or convertible promissory notes.

Termination of the Company.

If the Company ceases operations, liquidates, dissolves, winds up or has its assets assigned to creditors prior to an issuance of securities involving **Preferred Stock**, the Company will pay first the other holders of existing **Preferred Stock**, based on the terms of the Company's certificate of incorporation, and then holders of the SAFEs. These payments will occur before any distributions to holders of common stock. If there are not sufficient Company assets to pay holders of the SAFEs the amount of their investments, as determined by the Company's board of directors, payments will be made on a pro-rata basis. In this case, Investors may not recoup part or all of their investment from the Company.

Repurchases If the Company determines, in its sole discretion, that it is likely that within six months the securities of the Company will be held of record by a number of persons that would require the Company to register a class of its equity securities under the Securities Exchange Act of 1934, as amended, as required by Section 12(g) thereof, the Company shall have the option to repurchase this instrument from the Investor for the greater of (i) the Purchase Amount and (ii) the fair market value of this instrument, as determined by an independent appraiser of securities chosen by the Company.

14. Do the securities offered have voting rights?

☐ Yes
☑ No

15. Are there any limitations on any voting or other rights identified above?

☑ Yes: No Voting Rights
☐ No

16. How may the terms of the securities being offered be modified?

Any provision of a SAFE may be amended and any Investor's right waived as follows:

(i) if the Investor is not a Major Investor, any provision of a SAFE (other than the Valuation Cap for such SAFE) may be amended, waived or modified only upon the written consent of the Company and either (A) the Designated Lead Investor or (B) the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors;

(ii) if the Investor is a Major Investor, any provision of the SAFE (other than the Valuation Cap for such SAFE) may be amended, waived or modified only upon the written consent of the Company and the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors who are Major Investors; and

(iii) regardless of whether the Investor is or is not a Major Investor, the Valuation Cap may be amended, waived or modified only (i) upon the written consent of the Company and the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors or (ii) as contemplated in the definition of the Valuation Cap for such SAFE.

RESTRICTIONS ON TRANSFER OF THE SECURITIES BEING OFFERED:

The securities being offered may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

1. to the issuer;
2. to an accredited investor;
3. as part of an offering registered with the U.S. Securities and Exchange Commission; or
4. to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

NOTE: The term "accredited investor" means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term "member of the family of the purchaser or the equivalent" includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common Stock	20,000,000	7,404,009	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	2,000,000

Describe any other rights:

If the SAFE converts pursuant to its terms, the SAFE holders will received shares of the Company's Preferred Stock, such series of Preferred Stock to have no voting rights (other than required by law) but liquidation preferences.

The Company has issued options that may be exercisable into shares of the Company's Common Stock.

18. How may the rights of the securities being offered be materially limited, diluted or qualified by the rights of any other class of security identified above?

Because the Investor holds no voting rights, the holders of a majority-in-interest of voting rights in the Company could limit the Investor's rights in a material way. For example, those interest holders could vote to change the terms of the agreements governing the Company's operations or cause the Company to engage in additional offerings (including potentially a public offering).

These changes could result in further limitations on the voting rights the Investor will have as an owner of equity in the Company, for example by diluting those rights or limiting them to certain types of events or consents.

To the extent applicable, in cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional equity, an Investor's interest will typically also be diluted.

Based on the risk that an Investor's rights could be limited, diluted or otherwise qualified, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Additional risks related to the rights of other security holders are discussed below, in Question 20.

19. Are there any differences not reflected above between the securities being offered and each other class of security of the issuer?

None

20. How could the exercise of rights held by the principal shareholders identified in Question 6 above affect the purchasers of the securities being offered?

A holders of a majority-in-interest of voting rights in the Company, **the shareholders** may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, **the shareholders** may change the terms of the articles of incorporation for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. **The shareholders** may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns.

The shareholders have the right to redeem their securities at any time. **Shareholders** could decide to force the Company to redeem their **securities** at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability.

In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted.

Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

21. How are the securities being offered being valued? Include examples of methods for how such securities may be valued by the issuer in the future, including during subsequent corporate actions.

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of **shares of Preferred Stock**. As discussed in Question 13, when we engage in an offering of equity interests involving **Preferred Stock**, Investors may receive a number of shares of **Preferred Stock** calculated as either (i) the total value of the Investor's investment, divided by the price of the **Preferred Stock** being issued to new Investors, or (ii) if the valuation for the company is more than the Valuation Cap, the amount invested divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time.

Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the **Preferred Stock** that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our **board of directors**. Among the factors we may consider in determining the price of **Preferred Stock** are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

In the future, we will perform valuations of our **stock (including both common stock and Preferred Stock)** that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

22. What are the risks to purchasers of the securities relating to minority ownership in the issuer?

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

23. What are the risks to purchasers associated with corporate actions, including additional issuances of securities, issuer repurchases of securities, a sale of the issuer or of assets of the issuer or transactions with related parties?

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

24. Describe the material terms of any indebtedness of the issuer:

Loan

Issue date	05/15/17
Amount	$225,000.00
Outstanding principal plus interest	$304,758.91 as of 08/31/18
Interest rate	26.0% per annum
Maturity date	11/15/17
Reason for late payments	Repayment deferred in favor of other uses of capital.

Inventory Note debtor agreed to future repayment date when all Inventory Notes can be repaid with other Inventory Note holders.

Convertible Note

Issue date	10/23/17
Amount	$5,500,000.00
Interest rate	1.08% per annum
Discount rate	20.0%
Valuation cap	$6,500,000.00
Maturity date	12/31/18

The Note can be amended by a majority of note holders by principle amount.

Convertible Note

Issue date	10/31/18
Amount	$1,769,250.00
Interest rate	5.0% per annum
Discount rate	20.0%
Valuation cap	$8,000,000.00
Maturity date	12/31/18

This note has not closed yet, the Company is authorized to raise up to $2,400,000 and will continue to do so.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
6/2017	Regulation Crowdfunding	Common stock	$548,975	General operations
10/2017	Section 4(a)(2)	Convertible Note	$5,500,000	General operations
10/2018	Regulation D, Rule 506(b)	Convertible Note	$1,769,250	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Name	Eric Malafeew
Amount Invested	$45,000.00
Transaction type	Convertible note
Issue date	08/30/18
Interest rate	1.08% per annum
Discount rate	20.0%
Maturity date	12/31/18
Valuation cap	$6,500,000.00
Relationship	COO

Name	Sunil Tahiliani
Amount Invested	$25,000.00
Transaction type	Convertible note
Issue date	08/30/18
Interest rate	1.08% per annum
Discount rate	20.0%
Maturity date	12/31/18
Valuation cap	$6,500,000.00
Relationship	Board of Directors

Name	Eric Janszen
Amount Invested	$350,000.00
Transaction type	Convertible note
Issue date	08/30/18
Interest rate	1.08% per annum
Discount rate	20.0%
Maturity date	12/31/18
Valuation cap	$6,500,000.00
Relationship	CEO

Name	Eric Janszen
Amount Invested	$205,000.00
Transaction type	Convertible note
Issue date	08/31/18
Interest rate	5.0% per annum
Discount rate	20.0%
Maturity date	12/31/18
Valuation cap	$8,000,000.00
Relationship	CEO

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We're turning stationary bikes into something gym goers actually use. VZ Fit, our third generation product, turns any bike into VR fitness fun. Over the last 3 years, we proved VR-equipped bikes motivate riders to come back to the gym, increasing gym retention rates and profit margins. Now, we're selling our technology directly to gyms through Life Fitness, the world's largest commercial fitness equipment manufacturer, which has resulted in 17 VZ Fits sold – all before the official launch.

We employ VR to solve a very old and very large customer problem: motivating the masses to get the exercise they need. And, the VZ Fit is a win all around: we help Acer sell VR headsets, Intel sell NUCs, Life Fitness sell bikes, and gyms retain members. Users don't have to buy or set up expensive VR systems. All the pieces are in place for us to distribute VZ Fits to gym, higher education, real estate, and corporate customers around the world.

Milestones

VirZOOM, Inc. was incorporated in the State of Delaware in February 2015.

Since then, we have:

- $7.2M in funding to date.
- In pilot-stage talks to install 1,600 VZFit in shared office space ($9.2M initial revenue and $1.6M annual recurring.)
- VirZOOM is in 8 gym locations and 9 Life Fitness sales offices/distributors worldwide.
- Stationary bike users ride 3.25 days/week for 38 minutes, about 3 times more than without VirZOOM
- 100+ years combined game and controller development experience with major successes like Guitar Hero, Rock Band, and Dance Central.
- Partnership with Life Fitness, the world's largest fitness equipment manufacturer to work with VirZOOM to bring VZfit into more than 20,000 operator locations worldwide.
- Third-party developers can make VR games for VirZOOM using our SDK.

Historical Results of Operations

Our company was organized in February 2015 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $442,981 compared to the year ended December 31, 2016, when the Company had revenues of $323,724. Our gross margin was 39.9% in fiscal year 2017, compared to 10.81% in 2016.
- *Assets.* As of December 31, 2017, the Company had total assets of $563,589, including $283,540 in cash. As of December 31, 2016, the Company had $392,847 in total assets, including $239,141 in cash.
- *Net Loss.* The Company has had net losses of $3,183,089 and net losses of $2,965,863 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $7,294,707 for the fiscal year ended December 31, 2017 and $5,060,773 for the fiscal year ended December 31, 2016.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $225,000 in debt, $550,000 in equity, and $9,038,500 in convertibles.

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 4 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

VirZOOM, Inc. cash in hand is $75,000, as of September 2018. Over the last three months, revenues have averaged $30,000/month, cost of goods sold has averaged $15,000/month, and operational expenses have averaged $150,000/month, for an average burn rate of $135,000 per month. Our intent is to be profitable in 9 months.

Since the date of our financials, we have had a reduction in monthly expenses from $220,000 to $150,000. We have had our first shipment of new VZfit product and the addition of Gym Source as U.S. VZfit distributor. We have completed an amendment of Life Fitness Services and Revenue Share agreement to include VZfit with VZ Sensor

In parallel with the WeFunder raise the company plans to continue to sell the 2017 Convertible Note under 506b up to an additional $630,750.00. In parallel with both the WeFunder and 2017 Note sales the company has retained the investment banking services Shiboomi Capital to raise a Series A targeted for $3.5M to $5M.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

STAKEHOLDER ELIGIBILITY

30. With respect to the issuer, any predecessor of the issuer, any affiliated issuer, any director, officer, general partner or managing member of the issuer, any beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity at the time of such sale, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities, or any general partner, director, officer or managing member of any such solicitor, prior to May 16, 2016:

(1) Has any such person been convicted, within 10 years (or five years, in the case of issuers, their predecessors and affiliated issuers) before the filing of this offering statement, of any felony or misdemeanor:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(2) Is any such person subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the information required by Section 4A(b) of the Securities Act that, at the time of filing of this offering statement, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(3) Is any such person subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

i. at the time of the filing of this offering statement bars the person from:
   A. association with an entity regulated by such commission, authority, agency or officer? ☐ Yes ☑ No
   B. engaging in the business of securities, insurance or banking? ☐ Yes ☑ No
   C. engaging in savings association or credit union activities?☐ Yes ☑ No
ii. constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct and for which the order was entered within the 10-year period ending on the date of the filing of this offering statement? ☐ Yes ☑ No

(4) Is any such person subject to an order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or (f) of the Investment Advisers Act of 1940 that, at the time of the filing of this offering statement:

i. suspends or revokes such person's registration as a broker, dealer, municipal securities dealer, investment adviser or funding portal? ☐ Yes ☑ No
ii. places limitations on the activities, functions or operations of such person? ☐ Yes ☑ No
iii. bars such person from being associated with any entity or from participating in the offering of any penny stock? ☐ Yes ☑ No

(5) Is any such person subject to any order of the Commission entered within five years before the filing of this offering statement that, at the time of the filing of this offering statement, orders the person to cease and desist from committing or causing a violation or future violation of:

i. any scienter-based anti-fraud provision of the federal securities laws, including without limitation Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Investment Advisers Act of 1940 or any other rule or regulation thereunder? ☐ Yes ☑ No
ii. Section 5 of the Securities Act? ☐ Yes ☑ No

(6) Is any such person suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

☐ Yes ☑ No

(7) Has any such person filed (as a registrant or issuer), or was any such person or was any such person named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before the filing of this offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is any such person, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

☐ Yes ☑ No

(8) Is any such person subject to a United States Postal Service false representation order entered within five years before the filing of the information required by Section 4A(b) of the Securities Act, or is any such person, at the time of filing of this offering statement, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

☐ Yes ☑ No

If you would have answered "Yes" to any of these questions had the conviction, order, judgment, decree, suspension, expulsion or bar occurred or been issued after May 16, 2016, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and

- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

https://www.virzoom.com//invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix B: Investor Contracts

- SAFE (Simple Agreement for Future Equity)

Appendix C: Financial Statements

- Financials 1

Appendix D: Director & Officer Work History

- Eric Janszen
- Eric Malafeew
- Sonny Tahiliani

Appendix E: Supporting Documents



INVEST IN VIRZOOM

maximum target met

$0

raised of $0 maximum target from 0 investors

The Future of Fitness

We're turning stationary bikes into something gym goers actually use. VZ Fit, our third generation product, turns any bike into VR fitness fun. Over the last 3 years, we proved VR-equipped bikes motivate riders to come back to the gym, increasing gym retention rates and profit margins. Now, we're selling our technology directly to gyms through Life Fitness, the world's largest commercial fitness equipment manufacturer, which has resulted in 17 VZ Fits sold – all before the official launch.



Eric Janszen
Co-founder and CEO
Previously Founder and President of iTulip; Managing Director of seed investment firm with 6 exits

Introducing the VZfit. Transforms any stationary bike into a VR fitness solution in 5 minutes



$ 250 min

REMIND ME (0)

What you are investing in

Future Equity (Wefunder SAFE)

$8M valuation cap

20% discount
$50K+ pro rata right threshold

A SAFE gives you the right to future shares in the company. If you invest, you're betting the company will be worth more than $8M in the future.

Earning a return
Learn more about SAFEs

Investor perks

$500+
Your name memorialized on the VZfit Silver Sponsors Virtual Monument for all future players to see: "VZfit made possible by the generous support of YOUR NAME."

$1,000+

Why you may want to invest

1. $7.2M in funding to date.
2. In pilot-stage talks to install hundreds of VZFit in shared office space ($3.2M initial revenue and $1.4M annual recurring potential opportunity.)
3. VirZOOM is in 8 gym locations and 9 Life Fitness sales offices and distributors worldwide.
4. VirZOOM users ride 3.25 days/week for 38 minutes, about 3 times more than stationary bikes without VirZOOM
5. 100+ years combined game and controller development experience with major successes like Guitar Hero, Rock Band, and Dance Central.
6. Partnership with Life Fitness, the world's largest fitness equipment manufacturer in commercial agreement with VirZOOM to bring VZfit into more than 20,000 operator locations worldwide.
7. Third-party developers can make VR fitness programs for VirZOOM using our SDK.

Our Ambition

We employ VR to solve a very old and very large customer problem: motivating the masses to get the cardio they need. And, the VZfit is a win all around: we help Acer sell VR headsets, Intel sell NUCs, Life Fitness sell bikes, and gyms retain members. Users don't have to buy or set up expensive VR systems. All the pieces are in place for us to scale VZfit into every fitness center health club, higher education, real estate, and corporate customers around the world.

https://virzoom.com

Your name memorialized on VZfit Gold Sponsors Virtual Monument for all future players to see: "VZfit made possible by the generous support of YOUR NAME."

$5,000+
$1,000 off VZfit: $1,995 System + Free Lifetime Membership (SRP $2,995 + $99.95/month) 3-Year Value: $4,598.20 (Stationary Bike Required)

$10,000+
$2,000 off VZfit: $995 System + Free Lifetime Membership (SRP $2,995 + $99.95/month) 3-Year Value: $5,598.20 (Stationary Bike Required)

$25,000+
Free VZfit System: $0 System + Free Lifetime Membership (SRP $2,995 + $99.95/month) 3-Year Value: $6,598.20 (Stationary Bike Required)

see less

social impact | health and fitness | technology | b2b | health and fitness | virtual reality | wearables

Why I Like VirZOOM

> *Although I assumed going in to this test that it would be a bemusing-but-ultimately-silly novelty, it's… admittedly pretty fun! I ended up tracking down bandits for a solid 20 minutes longer than I intended to, which is, I suppose, exactly the point… The VZ Sensor is fun enough to make you exercise a bit more often, and cheap enough that you won't be heartbroken if you decide that VR exercise isn't for you.*



Jay Willis
WRITER FOR GQ

THE BUZZ ABOUT VIRZOOM

I tried the Chopper River Run Helicopter game… This was incredibly addictive and I lost track of time as I circled, hovered, dived, died, died again and repeat. It's a simple game, but being able to improve my score each flight — and see myself rank higher on the leaderboard made this engaging enough to keep repeating. I'd been working out for over an hour but it felt like no time at all.



Zara Stone
Reporter for Forbes

VirZOOM is best known for their virtual reality games that make it fun for users to pedal and be rewarded for it with a high score or a better bod. Gym goers that struggle with staying excited and motivated to keep going to the gym and even committed gym peeps looking for a shakeup in cardio will get a lot out of having these bikes in their local gym. Their VR compatible bikes are so effective for gym retention rates that VirZOOMers ride 3.25 days a week on average and for 38 minutes a workout. This beats the paltry 1.5 days a non-VR bike would get and the 17-minute difference between working out on a bike with VR versus a bike without it.

VR Fitness Insider

There are more than 2 million workouts on Life Fitness cardio equipment every day and we're always innovating to make more immersive, engaging and enjoyable workouts on our equipment. Whether you're competitive or simply want to challenge yourself with a new workout, VirZOOM virtual reality is an exciting new way to connect people to fitness.



Jason Worthy
Vice President of digital solutions and innovation at Life Fitness

I had a chance to test the system out last week, and it not only works, it was far more fun (thanks to the immersive VR landscapes) than a normal session of spinning.



Adario Strange
Writer for Mashable

Just being in these worlds makes it so you don't think about it. You're not thinking, I have to work out. You're thinking, this is fun. Then it's over and you're like, oh, that worked!



Will Brierly
Customer who lost 50lbs with VirZOOM

The VirZoom hardware on its own is interesting, but what's even more important is what you can do with it. Unsurprisingly, VirZoom includes a bike riding game, with the option of competing against other players or meeting specific milestones, either in-game or self-determined. However, you can also chase bandits on horseback, drive a tank, fly on a pegasus, and more. I have to admit, for the majority of my workout/gaming session, I had forgotten I was actually exercising. Further, even when my thighs began to burn and sweat started to run down my face, I found it incredibly difficult to pull myself away.



Liz Finnegan
Writer for Escapist Magazine

VirZOOM is skipping past the early adopters to bring VR to mass market customers through cardio exercise motivation. The company is making actual sales, shipping products commercially for a year and a half and forming commercial partnerships with major fitness equipment companies like Life Fitness, who can help VirZOOM scale.



Jon Goldman
Investor and founder of the GC VR Gaming Tracker Fund

I was buzzing when I climbed off my winged unicorn. I'd spent the previous 20 minutes soaring through clouds, Pegasus' wings beating to keep me aloft. I couldn't stop grinning — who cared about melted foundation and a skinny jeans wedgie when I'd literally been on top of the world? I was riding the web-connected VirZoom fitness bike, with a high-end VR headset strapped to my face. Controls are built into the bike's handlebars, so the ride felt seamless — I barely noticed that I'd built up a sweat.



Zara Stone
Writer for Refinery 29

At a time of epidemic rates of obesity and diabetes anything that gets you moving regularly and for extended periods and having fun at it is a must-have for health clubs, corporate fitness centers, college rec rooms... anywhere humans need a motivation to move. Eric Janszen and Eric Malafeew have doggedly pursued a unique vision to harness VR to the cause. They have connected the dots with critical technology and commercial partnerships to execute on this vision and bring it to market. Their third generation product is poised to take the wellness world by storm.



Steve Lefar
Healthcare investor and serial tech entrepreneur

A tiny sensor turns any stationary bike into a VR workout machine

If you're not familiar with the company, VirZOOM is a VR exercise company that wants to make breaking a sweat a little more fun with immersive games. There are seven options, including the road cycling and tanks demos I pedal-powered here at
August 13, 2018 @ engadget.com

VirZoom Demo: Virtual Reality exercise bike | Game Design

VirZOOM creates unique VR games and a custom-made exercise bike controller to deliver an exciting, discomfort-free VR gaming experience with measurable health and wellness benefits.
August 13, 2018 @ camd.northeastern.edu

The Exercise Even Lazy Girls Can Get Behind

Predictably, a bunch of researchers have come to the conclusion that exercising in virtual reality is great for you - they claim it's the ultimate distractor, enabling you to work out for longer. In at least one study, that was found true for obese children, but
August 13, 2018 @ refinery29.com

I Worked Out In Virtual Reality For A Month And This Is What Happened

Every year I promise myself I'll work out more, eat better and cross some items off my bucket list. This time around I was equipped with VirZOOM, a virtual reality connected exercise bike to help make my fitness goals come true. I tend to get easily
August 13, 2018 @ forbes.com

The startup that wants you to wear a VR headset while working out just raised $5.5 million

Would you wear a virtual reality headset while riding a bike? The answer is no, hopefully, but what about a stationary bike? One Cambridge-based fitness startup, VirZOOM, is hoping virtual reality can be the next key to a new fitness craze.
August 13, 2018 @ techcrunch.com

Bloomberg Tech Year in Photos

Attendees wear HTC Corp. Vive VR headsets while riding the VirZOOM Inc. bike gaming controller during the vSports Competition at the 2017 Consumer Electronics Show in Las Vegas, on Jan. 4, 2017. VirZOOM, maker of VirZOOM Arcade virtual
August 13, 2018 @ bloomberg.com

Stationary bike helps you get fit in virtual reality

If dodging cars on your bike while inhaling toxic fumes in the city just to get some exercise is not your cup of tea, then virtual reality solves the problem for you. The VirZoom is a stationary folding bike that comes equipped with sensors to work with
August 13, 2018 @ technology.inquirer.net

VirZOOM mashes up VR, Fitbit and exercise bikes to bring vSports to the masses

Strapping a VR headset to my face and taking a seat on an exercise bike isn't my idea of fun, but fun was exactly what was served up when I tried out VirZOOM's platform. A cycling game was obvious, given the input mechanism, but a flying pegasus and a
August 13, 2018 @ techcrunch.com

These exercise startups are sweating it out - The Boston Globe

An intense summer rain has begun pounding the rooftops of Harvard Square, but in the offices of a startup called True Rowing, it's a blue-sky day on the Charles. The water is calm, I'm strapped into my shell, and Katy Perry's "Roar" is playing in the
August 10, 2018 @ bostonglobe.com

VR Fitness Companies That Are Changing Gym Life and The Future

We play VR, walk, run, swim, cycle, climb, box, and lift to stay fit, strong and healthy. Some futurists expect that "health conscious" people of the future will be taking pills that alter their DNA to exercise themselves. This may sound welcoming to couch
July 13, 2018 @ vrfitnessinsider.com

How to try VR like Olympians used to train for the Winter Games

When U.S. Olympic Alpine ski racer Laurenne Ross wanted to get a sense of the unknown terrain she will face on the slopes in Pyeonchang, she strapped on a headset and got to work. Ross, 29, and her U.S. Ski and Snowboard teammates prepared for
February 13, 2018 @ abcnews.go.com

VirZOOM Closes $5.5M Seed Funding to Develop Second Generation of VR Bike Kit

VirZOOM, makers of VR arcade exercise games and the VirZOOM Bike Controller, announced the successful closure of a $5.5 million seed funding round which the company says will help expand its commercial business worldwide with a second
January 31, 2018 @ roadtovr.com

Stationary Bikes Can Now Portal You Into Virtual Reality

NEW YORK - It's something of a little kid's dreams. You're mounted on a pegasus flying high above a forest, collecting jewels as you weave around trees. You're riding a horse and lassoing cowboys on a dirt road in the Wild West. You're shooting at
November 13, 2017 @ sporttechie.com

Life Fitness and VirZOOM partner to create Windows Mixed Reality-based gym experience - MSPoweruser

Life Fitness, the global leader in commercial fitness equipment, and VirZOOM, a developer of virtual reality (VR) content and vSports technology, have partnered to provide an immersive workout integrated with commercial cardio equipment and VR.
November 13, 2017 @ mspoweruser.com

The VR Exercise Bike that Makes You Forget You're Exercising

Have some courage. As we prepare once again for the annual relentless onslaught of TV commercials hawking virtual reality gaming headsets, it is high time for you to once again wonder whether these things are good for anything other than a mildly
October 19, 2017 @ gq.com

Five things you should know about Eric Janszen - The Boston Globe

Entrepreneur and avid cyclist Eric Janszen doesn't need an excuse to stay in shape. But for the millions of us who do, Janszen believes he's found it - virtual reality. His new company VirZOOM builds exercise bikes that interact with popular VR headsets
June 16, 2017 @ bostonglobe.com

VirZoom's mobile sensor uses Gear VR to turn normal bikes into VR workout machines

The original idea behind the VirZoom was brilliant: a stationary bike that lets you exercise while cycling through various virtual reality environments. The problem is that the number of people with the high-end VR headsets needed to use the VirZoom
June 13, 2017 @ mashable.com

Bringing Gamers to the Gym: How VR will Gamify Exercise

Colin McMahon is an Analyst with Greenlight Insights covering emerging technology trends at the intersection of VR, AR, and the gaming industry. Follow him: @ColinPMcMahon. For many, the gamification of exercise began in 2007 with the
May 10, 2017 @ immersed.io

This man lost 50 lbs by riding a bike in virtual reality

A year ago, he started using VirZoom, a $400 stationary bike made for VR use. The bike comes with a VR game controller and is compatible with a wide range of VR devices. Customers then download the free VirZoom Arcade app, which contains a
May 4, 2017 @ cnbc.com

Hate working out at home? This VR video game might change that

Recently, I pursued a thief on horseback and then lassoed him as soon as I got close enough. A few minutes later, I marveled at the beauty of the mountains as I flew over a canyon on a winged Pegasus.
February 1, 2017 @ wellandgood.com

Resolved to exercise more this year? VirZoom thinks virtual tournaments might help

With the New Year, many people focus on fitness and weight loss as popular resolutions. Boston-based startup VirZoom has a solution for them, especially if they're into gaming. At the Venetian Spa Club at CES 2017, VirZoom introduced the
January 5, 2017 @ digitaltrends.com

Burn calories while you explore other world's with VirZoom's VR stationary bike

The developers behind Dance Central and Rock Band have jumped into the virtual reality fray with a new gaming angle. Virzoom is designed to immerse users in VR, so they don't realize they're losing weight while pedaling through arcade games.
December 4, 2016 @ digitaltrends.com

Sweating on a virtual horse: Half an hour with the near-final version of the VirZoom VR bike

I keep pedaling. I'm heading towards the cowboys. Pulling the right trigger, I lasso them. Leaning makes me feel like I'm falling off the stationary bike. It gets worse when I'm on a flying horse. The VirZoom is an exercise bike, and it's a VR game
May 15, 2016 @ cnet.com

VirZOOM on the Today Show

Pre-order here: http://goo.gl/CkOuEl VirZOOM.com http://goo.gl/Ble5co Twitter: https://goo.gl/I7AqQK Join the Forums! https://goo.gl/NIqlMy VirZOOM on the Today Show! -- We were invited
January 12, 2016 @ youtube.com

Burning the Calories by working out with Virtual Reality Bike VirZOOM

Virtual Reality Bike VirZOOM is a VR startup based in Cambridge, Massachusetts, which indulges you in an immersive world of video games as you trade your sweat beads while pedaling on a static bike. Working out can be such a drag.
December 21, 2015 @ industryleadersmagazine.com

When Virtual Reality Convinces You a Bike is a Flying Horse, You Start Pedaling

It's a chilly and rainy December afternoon in Manhattan. In a rented corner space of a midtown law office, I'm watching a colleague ride Pegasus. In reality, it's actually an exercise bike attached to Sony's PlayStation VR, but from his perspective it's Pegasus
December 16, 2015 @ inverse.com

Exercising in virtual reality with the VirZoom motion controller

Video games and exercise don't play well together. Sure, there's the eight-year-old Wii Fit, drumming with the new Rock Band, and a slew of dedicated exercise games using Microsoft's Kinect and featuring fitness trainers you've never heard of.
December 16, 2015 @ theverge.com

Working out with Virtual Reality: VirZOOM

You look like you work out. With VirZOOM, you exercise in virtual reality and peddle to the beat of an western movie, a race car and a flying horse.
December 16, 2015 @ gamespot.com

The VZ Fit: Transform Any Bike into a VR Game

In five minutes, our VZ Fit can transform any stationary bike into a VR capable exercise game. Pull on your headset, escape the gym, and enter into a virtual reality game world where you can ride a pegasus through the mountains or go head-to-head with other VirZOOM users.



A Few of Our Games



Ride after escaped outlaw cowboys.



Finish first in the Kentucky Derby.



Ride a pegasus through the mountains.

Proved the Market with a V1 Consumer Product

We started with a consumer product to prove there was a market for a more engaging, competitive, VR workout experience. We sold about 2,000 units of our V1 product, a folding exercise bike equipped with VR. Our success with V1 laid the foundation for us to sell directly to commercial bike manufacturers, which is higher margin.



Now We're Partnered with the Largest Commercial Fitness Equipment Company to Sell Directly to Gyms

Our VR technology gives Life Fitness an advantage over their competitors. Since we entered a co-sale and revenue share agreement with them last November, we've sold 17 VZ Fits to health clubs, hotels, and university fitness centers from Alaska to Australia.

Why Should Gyms Buy VZ Fit?

Gyms are looking for ways to keep their monthly members coming back, and we've proven people want to ride bikes with VR.

38

Minutes people ride with VirZOOM vs. 21 minutes without.

3.25

Days a week people ride with VirZOOM vs. 1.5 days without.

An example: the Cupertino YMCA found their V2 VirZOOM bike helps them retain family memberships. Before, parents had to drag their kids to the gym. Now kids *want* to go to the Y so they can play VirZOOM. There's even a waiting list to use the bike. At $80/mo for a family membership, the YMCA sees a revenue bump if they can attract just *4 new annual family memberships*

Our Revenue and Costs Per VZ Fit

$2,995 + $995/year

Revenue

$1,500

COGS*

*We currently purchase our materials (including an Acer Windows Mixed Reality headset, Acer display, and Intel NUC) at retail price. We anticipate this number will decrease to $1,000 or less with a licensing agreement between Acer and Intel in the next year.

What's Next

We spent years developing our products to increase user adoption. The VZ Fit solves all the problems we found: it's easy to install, self-contained, and most importantly, users love it. Now, all the pieces are in place for us to keep growing – and our corporate partners know it: Acer is developing a brand new headset made for the VZ Fit and Life Fitness is aggressively pursuing new sales accounts.

- **March 2015** – Raised $5.5M to Begin R&D
- **June 2016** – Partnership with Life Fitness
- **June 2016** – Began Shipments of VZ Controllers
- **Early 2017** – Pilot Tests with Life Fitness
- **October 2017** – Co-Sale and Revenue Share Agreement with Life Fitness
- **November 2017** – Begin Installations of VZ Fit
- **January 2018** – Raised Another $5.5M, Now $12.2M Total Raised
- **August 2018** – Official VZ Fit Launch

Let's Workout Without the Work

Dear Potential Investors,

One hundred and fifty million consumers spent over $50 billion on health club memberships worldwide with 67% of memberships going mostly unused. Four commercial fitness equipment makers with more than 80% market share and over $2.5B in revenue are in fierce competition to differentiate across a million fitness club, corporate office, military, higher education, hospitality, and multi-family real estate fitness center locations.

Recently Peloton has drawn hundreds of thousands of consumers out of the gym with their engaging interactive spin class solution that delivers anytime, at-home convenience. Between products like Peloton and the growing popularity of equipment-less club fitness programs like Crossfit, consumer preference trends are going in the wrong direction for the commercial fitness equipment industry.

Commercial fitness equipment makers need a scalable, commercial product that will get consumers back on their equipment in their gym customer sites and they need it now. Only VirZOOM has it.

Imagine a time in the not too distant future when millions of players all over the world compete in virtual reality arenas while on a stationary bike in a health club, office building, military base, or university recreation center.

In the real world, they pedal a bike. In virtual reality, they move an avatar through huge virtual worlds — bikes on country roads, F1 cars on race tracks, tanks in battle. The faster they pedal in the real world, the faster they go in the virtual world. The options are limited only by the imagination of VirZOOM's VR Fitness Program creators, the world-class development team that brought you Guitar Hero, Rock Band, and Dance Central.

Through the magic of VR, while indoors players compete in huge "outdoor" virtual arenas. We call it vSports for Virtual Sports.

vSports players enjoy all of the health benefits of intense, regular stationary bike use but without the tedium. They are so immersed in exciting VR competitions they don't realize that they are getting exercise. A workout without the work.

Starting with commercial shipments in June 2016 to refine the concept, to bring vSports to the masses in October 2017 VirZoom partnered with Life Fitness, the world's largest commercial fitness equipment maker ($1B Sales 2017). Under a Services and Revenue Share agreement Life Fitness sales reps can bring VZfit to commercial operators at over 20,000 locations.

VirZOOM is already used by hundreds of health club members worldwide, from Singapore to Cambridge to Cupertino to Melbourne. Expanding on that success, at IFA in Berlin in August 2018 VirZOOM with PCVR partner Acer launched our third generation VZfit product, a revolutionary turnkey, self-administered vSports platform that sets up in a fitness center in 5 minutes.

VirZOOM is making vSports a reality today, bringing the club member back into the gym and solving a problem for millions of consumers who need cardio motivation and for the fitness equipment industry that needs an engaging interactive fitness solution now.

You can be part of funding the next stage of our growth and help millions all over the world get fit by having fun competing in vSports.

Sincerely,

Eric Janszen

Meet the Founders



Eric Janszen

Co-founder and CEO

Previously Founder and President of iTulip; Managing Director of seed investment firm with 6 exits



Eric Malafeew

Co-founder and CTO

20+ years in the videogame industry, Technical Director / Lead Systems programmer at Harmonix

AND THE REST OF THE TEAM



Rob Kay

Lead Game Designer

Immersive Game Designer for 14 years, Lead Designer of Guitar Hero & Rock Band, Specializes in VR



Ben de la Cretaz

Advisor



Joe Lamoureux

Director of Sales & Strategic Partnerships

8+ years experience in leadership roles at technology startups, Co-founder of GoProWorkouts.com



Sonny Tahiliani

Board of Directors

Head of Capital Investment, North America (Venture Capital, Real Assets)



Bryn Bennett

Senior Software Engineer

Worked at some of the best game companies in the industry: Irrational Games, Harmonix Music Systems



Matthew Barrett

Game Artist

Experienced in working with VR, AR, environments, props, promotional art Passionate about animation



Anthony Lorusso

Director of Hardware Engineering

Former Program Manager at Bluefin Robotics, BAE Systems, and Analog Services



Jason Warburg

Software Development Manager

Senior software development manager, proficient in project management methodologies and software

Raised $8,043,225From 1+ Investors

Wan Li Zhu

Early stage technology startup investor, Founder and Managing Director of MIT Alumni Angels

Interview

Wefunder interviewed Eric Janszen on August 13, 2018.

– COLLAPSE ALL

WF: What is VirZOOM? ^

JANSZEN: We invented a new kind of exercise that takes place in virtual reality. We use the ubiquitous stationary bike as the universal controller for this exercise. You're seated safely, your hands are on the handlebars, and you're pedaling. It turns out to be the ideal platform for exercise with VR. You are moving through virtual worlds by pedaling forwards and backwards, and you're steering by leaning.

This extremely simple concept allows for an infinite variety of different kinds of outdoor activities to be done while indoors but in virtual reality. The range of things that you can do is only limited by the imagination of the creators. In our case, we have our own AAA development team that's created our programs. Our games range from real-world activities, like riding a bike in VR, to fantastical things, like flying a Pegasus through the air or engaging in a multi-player tank battle with players all over the world in real time. Because the range of things you can do is so broad, we have the potential to reach an enormous audience of consumers.

WF: What's the physical product here? ^

JANSZEN: We're launching a brand new product called VZ Fit. VZ Fit is comprised of a complete Virtual Reality system built into a display, with the VR headset and our content included. It shows up at your facility, health club, hotel, or any other kind of commercial site, and you open the box, take it out, and put it together. Then, you plug it in and turn it on. It's designed to be completely easy for anyone to put together in five minutes, and after that, it's an online product.

It can be plugged into any kind of bike; – spin, recumbent, upright – whatever. You add the VZ Sensor, which is a small package of firmware and hardware that communicates motion to our games, and a button which communicates controls to the game. It also has a security dongle that licenses that bike to have access to our content.

WF: Who are you selling to right now? ^

JANSZEN: We have a partnership with Life Fitness, the largest commercial fitness equipment company in the world. Through them and through the different vertical market organizations, we're selling into commercial gyms, health clubs from Singapore to Melbourne to all over the United States. We're also selling to hotels, like the Four Seasons Istanbul, and higher educational facilities, such as the University of Alaska. Our target customer is pretty much anywhere you can think of where there's a commercial application, a fitness room with bikes in it.

Recently we were asked for a quotation from the Pentagon Athletic Center, and that's a deal that Life Fitness brought to us. It's pretty significant because it's not just an athletic club for people that work in the Pentagon. It's also the showcase for the Department of Defense, and all the branches of the military come through there and see what's new and what they might want to think about adopting. That's our first sell into different vertical markets that Life Fitness operates in. They're a division of Brunswick and make $1B a year. The regular markets that we're most engaged with are now the Pentagon, health clubs, and education.

We have a particularly good amount of traction with YMCA in the U.S. I'm beginning to make some inquiry about cruises and hospitality. All these markets are either being developed or are in the process of getting developed.

WF: How is the partnership with Life Fitness structured?

JANSZEN: We started our partnership with them in the middle of 2016. They were looking for technology to help differentiate them from their competitors, like Precor and Johnson Matrix, and all these other giant companies. They're all battling for market share in health clubs and all these other verticals I've mentioned. So, Life Fitness evaluated our technology. They tested our product for about six months. We started a pilot program with them in January of 2017.

As we progressed, we negotiated a co-sale and revenue share agreement with them. Finally, we closed in October of 2017, and I first installed in November 2017. This VZ Fit product that we just launched is the product that has evolved to meet all the requirements for that application. It's the result of all the feedback that we got from those initial sites.

We started off selling direct to consumer, but we knew that ultimately, we wanted to be a commercial company, selling B2B, to commercial operators like YMCA. To get there, you need a partner like Life Fitness. To get a partner like Life Fitness, you have to prove that this new concept of motivating people to move in virtual reality works. You go to Amazon and read the reviews, and you can see how consumers responded to the consumer version of our product. We've collected telemetry. You take all this evidence, bring it to Life Fitness, and tell them this product works, we'd like to create a commercial version of this and sell it, and have a partnership with you. We don't want to be in the bike business and fitness equipment business; that's really not what we're good at. We're only a content company, so let's partner. You build the bikes, we build the content, and together we'll go after this market.

In order to get there, we had to prove that the product works. We did it with our little folding bike that was actually made in China and also a Sony factory in Mexico. We sold about 2,000 of those, since the middle of 2016. We were shipping that product at the same time we were starting our partnership with Life Fitness. We had to move those along in a parallel way. That's why we started off on the consumer side.

WF: How did you get the idea for the company, start working on it, and get to where you are today?

JANSZEN: I'm here in Boston and I'm a bike rider. I love bikes, everything on two wheels. Like everybody else, I was stuck riding boring, stationary bikes in winter. This idea of using VR to bring the outdoors indoors came to me way back in the early 1980's when I was at Stratus Computer. I've been waiting for the technology to catch up ever since.

The genesis of the company was actually a member of my investor group who came to me in December 2013 asking what I thought of Oculus Rift. I didn't really know anything about Oculus Rift, so he filled me in. I did a little bit of homework on it, and long story short, I got together with my good friend, Eric. He was chief architect on Guitar Hero, Rock Band, and Dance Central. These are extremely successful game titles that were comprised of an unusual kind of controller. Guitar Hero, of course, was comprised of a guitar, and was later expanded to Rock Band, with an entire set of instruments. It just occurred to me that he'd be the perfect guy to help me turn a bike into a controller for a new kind of game for exercise. He'd also worked on some exercise-related games when he was at Harmonic Systems. Dance Central was one of them. He also had some experience with physical applications and gaming applications. He's a good friend and was a good guy to partner with on this. We built the first prototype in the early part of 2014 and decided he'd work on the prototyping and the patents while I worked on the business planning and raising money. We launched the company in February of 2015. He coordinated the team and we raised our first $1.8 million in April 2015.

WF: What has the journey been since then?

JANSZEN: Our journey has been fairly linear. We've just been growing, learning more and more about the application. Unfortunately, the VR industry, in general, was not particularly well-focused. The entire industry was fixated on video games and video game consumers. However, the reality is that video games and VR are worse in every way that's important to gamers, especially in performance. It takes six times the horsepower to deliver VR as it does a standard video game. So, developers had to reduce the graphics quality and make a bunch of other compromises, which most video game consumers really didn't like.

Also, nobody really knew how to develop a video game in VR. You can't take a non-VR video game and make it into a VR video game. It's a new kind of thing entirely. We knew that was going to be the case going into it. That's why, at the very beginning, we set up a process of game development where we put out a new game every two weeks. We had alpha sites already up and running by July 2015, reiterating for nine months before we actually started shipping any product.

The VR industry as a whole has not been exactly the wind under our wings, but because we have successfully solved the customer problem with VR, the partners who've supported us are extremely loyal because we brought them a lot of success. Acer, for example, very early on in our relationship with them, was one of the few that understood that gaming was not a long focus for the VR systems. They focused on commercial. Within the commercial industry, an application specifically in fitness was the largest opportunity. When you see the announcement that comes out, it's only Acer and Microsoft and VirZOOM on the front. There's nobody else there. We prevailed with our belief that there's a solution to be created with VR and fitness.

WF: You mentioned VZ Fit being rolled out. When is that happening?

JANSZEN: Now. We actually did an internal soft launch two weeks ago to our partners. We've done some installs with Life Fitness, Intel, and a bunch of other partners of ours with VZ Fit systems. You can read about the soft launch on our website. The public launch happens at the end of August.

WF: What products have you rolled out over the last three years?

JANSZEN: This is the third generation. The first generation was a bike made in China that had our technology built into it. You could buy it off Amazon or directly from us. It was for people who already had a VR device, like an Oculus Rift, an HTC Vive, or a Sony PS. You'd buy the bike and put it together, then take a little Bluetooth dongle and put it in a PC or console and download the game and set up an account. That was what we had available to learn how to make this kind of product successful.

The next step was the commercial realm. That product was a bit more turnkey. We were shipping an Acer PC with an Acer Windows Mixed Reality headset already set up, so there's an image, and you are actually taking a module and plugging it into the bike and assembling this package of a PC and headset together with a bike. There were about three pages of single-spaced instructions on how to set that up. That was our first-gen product into the commercial realm.

Now, this product we're shipping now, the third generation, is based on the new product from Intel called the NUC Hades Canyon. It's a result of a partnership between Advanced Micro Devices and Intel. It revolutionized our product by making it possible for us to take this tiny form factor PC that you can fit in your hand, and have it run on content until you build it into the back of a display and make it a turnkey product.

WF: So, you are now solely focused on the VZ Fit?

JANSZEN: That is correct. We still have some inventory of VZ bikes, which are gradually selling through Amazon. We've already discontinued the first generation commercial bikes. We are now in the process of updating the software on all of them, and then we'll update the hardware as well.

WF: What are your price points and margins?

JANSZEN: The U.S. commercial price for a VZ Fit system is $2,995, plus a $1,000 annual membership. The membership includes access to our content, remote maintenance, and support.

It costs us about $1,500 to make a VZ Fit today, just buying it retail. We're in conversations with Intel about buying it in other ways to reduce those costs, but being conservative from the standpoint of our expense forecast and the cost-to-goods basis, we use the number $1,500.

WF: How could the cost be reduced?

JANSZEN: The first step is to develop a partnership with Intel where they're supplying the NUC, which is the most expensive part of that $1,500. The next stage is for Acer to license the NUC as a circuit board and build it into their own display and sell that as a package. Then it'll get the cost of this down, well below $1,000. That happens sometime next year. Then we're just licensing technology and collecting return revenue. We expect that within a year, we'll be a backyard business of licensing technology to Acer, and Acer will be acting as the manufacturer and distributor.

WF: Do you have estimates for how many years per bike you'll be able to earn from customers?

JANSZEN: We've modeled five years for a bike. That is what we believe is reasonable.

The content is frequently updated to keep you from getting bored with it. Down the road, if we don't get bought by a fitness equipment company, we'll bring in capital to continue to operate at the next stage of our development. Then we become a platform for a third party to contact. We have a software development kit (SDK), which allows third parties to create content for VirZOOM. If we can get 1,000 VZ Fits out in the first year, we'll have $1 million of recurring revenue, which we can use as leverage to revenue share with third-party content creators. In our first year, I'd say we could afford to bring on five, and then the second year 50, the third year 500, and so on. Then it becomes a platform with third-party content, which makes it even more compelling, and theoretically, would draw out the length of time that any consumer would want to continue to use the product because there will be so much content. We'll basically be a store for content that just continues to grow.

WF: I'm a potential customer. Why should I buy this expensive subscription for my gym? What's the added value that it's going to bring my members?

JANSZEN: There are different ROIs for different types of customers. For example, for the YMCA in Cupertino, there's a six month ROI if they can attract 14 incremental annual memberships. We sit down with the customer and go over it. I have a little spreadsheet I show them, and we just pound out the numbers. They can either convince themselves that's the case or not. At this stage, the important thing is to have reference accounts so that a YMCA in Minneapolis could call and say, "Hey, what kind of retention are you getting?"

Cupertino tells us that the reason it works well for them is not for new memberships, but for new family memberships. The YMCA facilities like to operate as family-oriented health clubs. They want the $80 a month family memberships. That's how we model the incremental memberships in the ROI to those guys. They'll say that VirZOOM is the thing that young people go to the YMCA to do. The parents want the kids to go, and the kids don't wanna go, except for their VirZOOM. So, it can be challenging on the weekdays, but on weekends, I have a waiting line. They have a waiting list for using VirZOOM at the Y.

One of the things that we're still developing is our vertical market strategy going forward with Life Fitness, taking what we've learned since November of last year, and putting that into a strategy. One of those, of course, is to go after YMCA with this kind of an ROI.

Corporate Wellness, which is the largest shared office space company in the world, came to us earlier this week and said they want to try the product as a wellness platform for all their sites. That's 210 sites, which is about a 1,600 unit opportunity for us. If it works, then we replicate that and do other corporate wellness applications. Of course, that's a different ROI.

What corporations often do is get their employees to actually use fitness equipment or do something that they'll stick with that's exercise. Now, if you have a fitness facility so close on campus, you're really asking a lot of your employees to kind of suit up and devote an hour to use it, whereas they can jump on a VirZOOM for 10 minutes a couple times a day that's on the floor in the rec room. It's convenient and fun. The data that we're collecting gets fed into their corporate wellness program applications and helps reduce the company's health costs. The ROI is different in the corporations, but every one of these vertical markets I'm discussing with you has its own ROI.

WF: What data have you collected? ^

JANSZEN: We are data freaks. We've collected telemetry since the first day we ever shipped products. That's where we come up with our numbers. On average, our customers use our product for 38 minutes per session, 3.25 times a week. If you go to the VirZOOM page on the Y Fitness website, they'll tell you that's three times the average of what they experience from their own data collection.

We also have independent data that measures how effective VirZOOM is. it tells us tons of circumstantial stories. You can read the reviews on Amazon, but we also have hard data.

We've invented a new form of exercise that takes place in VR. It can be played competitively, and then we call it vSports. We launched the concept of vSports at Canaan Ranch with AMD, Life Fitness, and Fitbit. We had 60 members of the press come in and compete on a VirZOOM for a couple of hours. We got a lot of coverage and proved the concept that you could create an event. In this case, the event was the launch of the concept, vSports itself because we wanted to cement that name in the Google history books. We also wanted the concept that is ultimately going to cause VirZOOM to be a very large business.

It mimics the requirement for us to continuously build new contacts. It's a direction of rapid growth for us, running virtual tournaments. For example, with YMCA, one of our conversations about Life Fitness is Intel providing CD NUCs in order for us to feed a bunch of YMCA simply by making sales, to prove this concept of teams that are regional. It's like a Philly team and a Boston team operating and continuing in a U.S. league and then in an international league. This is a way to engage users in a very different way than just simply getting on and trying to meet their own goals or competing with an AI bicycle. It actually can be with somebody else. So, head-to-head competition, two people side-by-side with each other, competing in virtual reality right now, that's part of our system.

WF: Are other VR companies trying to get into this space as well? ^

JANSZEN: Our main competitor took a really different approach to the market than we did. They developed a relationship with a fitness equipment manufacturer and then began trying to sell direct to gyms. It was a very, very expensive product. It was like 20,000 euros. The challenge with that, of course, is that you can't just knock on the door of a gym and find your way in, except for some very small ones. Even us, we couldn't get into an Anytime Fitness or a Planet Fitness on our own. You need to work your way up to corporate to demonstrate a product like ours in one of these locations. Life Fitness brings us in at the top and allows us to spread. Our competitor didn't take that approach. As a consequence, we don't see them that much, but they're out there. I think what they're going to do is focus on very high-end specialized applications, like hospital rehabilitation, where they can have a narrower focus than we need to have, and they can probably get funding around that.

WF: What is a brief history of acquisitions in this space?

JANSZEN: Peloton really stirred things up in the fitness equipment industry. In the past, the industry was very slow-moving and kind of anti-innovation. That is because historically, ownership has been set up between the franchisees and corporate owners of the franchise. For example, Anytime Fitness is set up as 51% owned by Anytime Fitness Corporate and 49% by the franchise. In their contract, they have to buy new equipment every four years, whether they like it or not, and it's really this rollover of equipment that drives industry.

It's not a prescription for innovation because if you have to buy something new, whether you like it or not, it doesn't tend to motivate companies with investments in R&D. Along comes Peloton, with this idea of streaming content to deliver some real value to the consumer. You're a spin class consumer and you can enjoy getting yelled at, listening to techno in your own home at your own convenience versus having to go to a class. The value of that was $40 a month. As of a week ago, they're a $4 billion valuation. A pretty big idea, at least as far as Wall Street is concerned.

The fitness equipment companies like Brunswick (Life Fitness' parent company) responded by firing their management team and bringing on new management. Life Fitness is relatively young and aggressive and more oriented around trying to build a dynamic R&D technology-focused businesses, but they don't really have the internal juice to do that. They've been particularly inquisitive. In 2016, Brunswick bought Cybex, a commercial and consumer fitness equipment manufacturer, for $195 million. They've purchased two other companies since then, and then brought in $400 million in cash. So, it's not outside the realm of possibility that it would make more sense for Life Fitness/Brunswick to acquire us than to continue this kind of partnership that we have today. They have their competitors like Johnson Matrix. Our launch in Berlin is actually going to be with Johnson Matrix and this other product with the shared office space company. We'll start to spread out beyond the Life Fitness partnership.

WF: What issues have you had to address to make VZ Fit stand out in the market?

JANSZEN: Our intellectual property and technology is really centered around how we move you through these virtual worlds without making you sick. One of the problems that virtual reality has is locomotion sickness. We've already addressed the problem and made the necessary adjustments.

First of all, you're pedaling and controlling your avatar with your body. That has a huge impact on how much locomotion sickness you feel. If you are moving through a big virtual world, but you're sitting in one spot, holding a remote control in your hand, you're going to get sick because your inner ear doesn't understand why your body isn't moving. It turns out that when you're pedaling and your motion is proportionate to your pedaling, your brain rationalizes what's happening in the virtual world. You're in control of what's happening to you. It's like how people who get motion sickness when they're passengers but not when they're driving.

The next problem we addressed is familiar to motorcycle riders. When they teach you how to ride a motorcycle, they tell you to look to where you're going to turn. It's how our brains are wired. If you look into a turn, your motorcycle goes that way. We've patented that in VR, so we control the way your head moves. We set your virtual gaze, and then your virtual body to imitate that, so your body's doing what you expect it to do. Building this kind of content for so long, we've learned what works and what doesn't.

Another problem we've addressed is sweat. People are like, "Oh, what about sweating into your headset? Is it uncomfortable to sweat into a headset? Is it unhygienic to share a headset that someone else has been using?" It's a real issue, and it's a problem that Acer is solving for us. They're making a new headset that comes in two parts. One that you wear, that's yours, and the part that's on the bike that you share. The part that's on the bike, of course, is the VR optics and electronics. You attach them in one second. You're not sharing anything with anybody that you don't want to, and that addresses the problem.

After all the years we've put into development, we finally have a VZ Fit that strips away all of the market frictions that we had before. It's plug-and-play, self-contained, and hygienic with the new Acer headset. All the issues that people would have had with using VR in a public space are about to be solved together in about 30 days.

Now, there is one final market friction left, which is price. We'll see the price of VR come down pretty drastically. It's been declining about 30% a year since 2015 when we launched. We expect that to continue. At about $1,900, VirZOOM starts to become a high-end consumer product.

WF: So, once you can get the price down to $1,900, you can start selling direct to consumer again?

JANSZEN: We'll start to see some meaningful volume. We signed Gym Source as a distributor a few weeks back. They're the largest distributor of fitness equipment in the United States. They operate mostly on the Eastern seaboard. They're currently only selling the product physically out of two locations. If you go to their website, you'll see it there. They're selling it for $4,000. They offer financing, which helps. The product is designed to be sold to a commercial setting. Gym Source sells 50% commercial, 50% consumer. We think most of their sales, for the first year or two, will be commercial. Then, as the price goes down and brand awareness grows, we'll start to see more sales on the consumer side.

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RISKS

1 VirZOOM is highly dependent on the success and commercialization of Virtual Reality (VR).

VirZoom is creating a new category of gaming in vSports. While we believe we have proven the attractiveness of our gaming software and hardware, our growth does rely on the consumer acceptance of VR as a whole.

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